UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                GEOKINETICS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                       N/A
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                    Ivy Dodes
--------------------------------------------------------------------------------
                       Donaldson, Lufkin & Jenrette, Inc.
                                 277 Park Avenue
                            New York, New York 10172
                                 (212) 892-3000
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 October 1, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |X|.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 59 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------

CUSIP No.                                              Page 2 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          DLJ Investment Partners, L.P.
          I.R.S. No. 13-3887953
--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        19,268,839
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       19,268,839
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% -  See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 2 of 59 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------

CUSIP No.                                              Page 3 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          DLJ Investment Funding, Inc.
          I.R.S. No. 13-3887953
--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        2,746,484
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       2,746,484
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 3 of 59 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------

CUSIP No.                                              Page 4 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          DLJ ESC II L.P.
          I.R.S. No. 13-3887953
--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,829,439
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,829,439
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 4 of 59 Pages

CUSIP No.                                             Page 5 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          DLJ Investment Associates, L.P.
          I.R.S. No. 13-3868686
--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          OO
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        19,268,839
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       19,268,839
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 5 of 59 Pages

CUSIP No.                                             Page 6 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          DLJ Investment Partners, Inc.

--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          OO
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        19,268,839
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       19,268,839
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 6 of 59 Pages

CUSIP No.                                              Page 7 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          DLJ LBO Plans Management Corporation

--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          OO
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,829,439
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,829,439
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 7 of 59 Pages

CUSIP No.                                              Page 8 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          DLJ Capital Investors, Inc.

--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        23,844,762
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       23,844,762
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 8 of 59 Pages

CUSIP No.                                              Page 9 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          Donaldson Lufkin & Jenrette, Inc.

--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        23,844,762
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       23,844,762
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                               Page 9 of 59 Pages

CUSIP No.                                             Page 10 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          AXA Financial, Inc.

--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        23,844,762
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       23,844,762
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                              Page 10 of 59 Pages

CUSIP No.                                            Page 11 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          AXA (formerly AXA-UAP)

--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          France
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        23,844,762
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       23,844,762
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                              Page 11 of 59 Pages

CUSIP No.                                              Page 12 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          Finaxa

--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Citizen of France
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      See Item 5
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        See Item 5
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       See Item 5
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       See Item 5
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                              Page 12 of 59 Pages

CUSIP No.                                             Page 13 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          AXA Assurances I.A.R.D. Mutuelle

--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          France
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      See Item 5
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        See Item 5
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       See Item 5
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       See Item 5
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% -  See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                              Page 13 of 59 Pages

CUSIP No.                                             Page 14 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          AXA Assurances Vie Mutuelle

--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          France
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      See Item 5
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        See Item 5
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       See Item 5
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       See Item 5
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                              Page 14 of 59 Pages

CUSIP No.                                             Page 15 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          AXA Conseil Vie Assurance Mutuelle
          (formerely Alpha Assurances Vie Mutuelle)
--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          France
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      See Item 5
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        See Item 5
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       See Item 5
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       See Item 5
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                              Page 15 of 59 Pages

CUSIP No.                                             Page 16 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          AXA Courtage Assurance Mutuelle

--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          France
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      See Item 5
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        See Item 5
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       See Item 5
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       See Item 5
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762- See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% -  See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                              Page 16 of 59 Pages

CUSIP No.                                              Page 17 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          Claude Bebear, as AXA Voting Trustee

--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Citizen of France
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      See Item 5
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        See Item 5
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       See Item 5
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       See Item 5
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                              Page 17 of 59 Pages

CUSIP No.                                              Page 18 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          Patrice Garnier, as AXA Voting Trustee

--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Citizen of France
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      See Item 5
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        See Item 5
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       See Item 5
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       See Item 5
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                              Page 18 of 59 Pages

CUSIP No.                                             Page 19 of 59 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (ENTITIES ONLY)

          Henri de Clermont-Tonnerre, as AXA Voting Trustee

--------------------------------------------------------------------------------

2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------

5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                              |_|

          N/A
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Citizen of France
--------------------------------------------------------------------------------

                             7         SOLE VOTING POWER

        NUMBER OF                      See Item 5
          SHARES           ______________________________________________
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        See Item 5
        REPORTING          ______________________________________________
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       See Item 5
                           ----------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       See Item 5
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,844,762 - See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             |_|
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          27.1% - See Item 5
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                              Page 19 of 59 Pages

Item 1.  Security and Issuer

     This Schedule 13D relates to warrants to purchase the common stock (the "Common Stock") of Geokinetics Inc. (the "Company") whose principal executive offices are located at 8401 Westheimer, Suite 150, Houston, Texas 77063.

     Each warrant is exercisable to purchase one share of Common Stock of the Company at an exercise price of $0.56 per share and expires on September 15, 2006. Warrants to purchase 9,765,000 shares of Common Stock are subject to adjustment upon the issuance of up to $1,000,000 in aggregate principal amount of 13 1/2% Senior Secured Notes due 2002 (the "2002 Notes") of the Company within 60 days after October 1, 1999 by certain other investors which would result in a reallocation of such Warrants on a pro rata basis. Warrants to purchase 2,520,000 shares of Common Stock are subject to termination by the Company on each of March 15, 2000 and September 15, 2000 if the Company pays interest on its 13 1/2% Senior Secured Notes due 2005 (the "2005 Notes") in cash on such date.

     Certain of the warrants (the "Original Warrants") covered by this filing were described in a prior 13G filing, dated February 17, 1999. The reporting persons therein were AXA Conseil Vie Assurance Mutuelle (formerly Alpha Assurances Vie Mutuelle), AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, as a group, AXA (formerly AXA-UAP) and AXA Financial, Inc. (formerly The Equitable Companies Incorporated) (the "Prior Filers").

Item 2.  Identity and Background

     This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"):(1) DLJ Investment Partners, L.P., a Delaware limited partnership ("Investment Partners"); (2) DLJ Investment Partners, Inc., a Delaware corporation ("Investment Corp."); (3) DLJ ESC II L.P., a Delaware limited partnership ("ESC II"); (4) DLJ Investment Associates, L.P. ("Investment Associates"), (5) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"); (6) DLJ Investment Funding, Inc., a Delaware corporation ("Funding"); (7) DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI" and together with the previously listed entities, the "DLJ Entities");
(8) Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"); (9) AXA Financial, Inc., a Delaware corporation ("AXA Financial"); (10) AXA, a societe anonyme organized under the laws of France; (11) Finaxa, a societe anonyme organized under the laws of France; (12) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (13) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France;
(14) AXA Courtage Assurance Mutuelle, a mutual insurance company organized under the laws of France; (15) AXA Conseil Vie Assurance Mutuelle, a mutual insurance company organized under the laws of France; and (16) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, as amended January 22, 1997.

     Investment Partners, Funding and ESC II are collectively referred to as the "DLJ Funds".

     Investment Partners is a Delaware limited partnership which makes investments for long term appreciation. Investment Corp. and Investment Associates are the General Partners of Investment Partners. Investment Corp. along with Investment Associates makes all of the investment decisions on behalf of Investment Partners.

     Investment Associates is a Delaware limited partnership and is a registered investment adviser. As a General Partner of Investment Partners, Investment Associates participates in investment decisions made on behalf of Investment Partners. Investment Corp. is the General Partner of Investment Associates.

     Investment Corp. is a Delaware corporation and is a registered investment adviser. As the General Partner of Investment Partners,



                              Page 20 of 59 Pages

Investment Corp. is responsible for the day to day management of Investment Partners and participates in investment decisions made on behalf of Investment Partners. Investment Corp. is a wholly owned subsidiary of DLJCI.

     ESC and ESC II are Delaware limited partnerships and "employee securities companies" as defined in the Investment Company Act of 1940, as amended. LBO, as the Managing General Partner of ESC and ESC II, makes all of the investment decisions on behalf of ESC and ESC II.

     LBO is a Delaware corporation and a registered investment adviser. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of EAB, ESC and ESC II, LBO is responsible for the day-to-day management of EAB, ESC and ESC II.

     Funding II is a Delaware corporation which makes investments for long term appreciation generally side-by-side with Partners II. Funding II is a wholly owned subsidiary of DLJCI.

     DLJCI is a Delaware corporation a holding company. DLJCI is a wholly owned subsidiary of DLJ.

     DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCI and Plan 1997. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

     AXA Financial is a Delaware corporation and is a holding company. As of June 30, 1999, AXA Financial owns, directly or indirectly, 70.5% of DLJ.

     AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of June 30, 1999, approximately 58.3% of the outstanding common stock of AXA Financial was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority shareholders of AXA will not be able to exercise control over AXA Financial and certain of its insurance subsidiaries, the voting shares of AXA Financial capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to AXA Financial. As of June 30, 1999, AXA directly owned 1.5% of DLJ.

     Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of June 30, 1999, Finaxa controlled directly and indirectly approximately 20.7% of the issued ordinary shares (representing approximately 32.7% of the voting power) of AXA.

     Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA Conseil Vie Assurance Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. Each of the Mutuelles AXA is owned by its policy holders. As of March 1, 1999, the Mutuelles AXA, as a group, control approximately 61.7% of the issued shares (representing approximately 72.3% of the voting power) of Finaxa and 22.7% of the shares of Finaxa (representing 13.7% of the voting power) were owned by Paribas, a French bank. Including the ordinary shares owned by Finaxa, on March 1, 1999, the Mutuelles AXA directly or indirectly controlled 23.9% of the issued ordinary shares (representing 37.6% of the voting power) of AXA. Acting as a group, the Mutuelles AXA control AXA and Finaxa.

     Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of AXA Financial capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on Schedule E attached hereto.

     The address of the principal business and office of each of the



                              Page 21 of 59 Pages

DLJ Entities and DLJ is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of Equitable is 1290 Avenue of the Americas, New York, New York 10104.

     The address of the principal business and principal office of AXA and the AXA Voting Trustees is 9 Place Vendome, 75001 Paris, France. The address of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; of AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris, France; and of AXA Assurances I.A.R.D. Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France.

     The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors, Supervisory Board, or the Conseil d'Administration (French analogue of a Board of Directors) of AXA Financial, AXA, Finaxa and the Mutuelles AXA are set forth on Schedules A through J, respectively, attached hereto.

     During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Schedules A through J attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration

     The Prior Filers originally acquired the Original Warrants to purchase 3,999,762 shares of Common Stock ("Shares") as more fully set forth in a
Schedule 13G dated February 17, 1999. The Original Warrants were issued pursuant to a Securities Purchase Agreement dated as of April 30, 1998 among the Company and the purchasers named therein.

     Pursuant to a Securities Purchase Agreement dated as of October 1, 1999 among the Company, the guarantors named therein and the purchasers named therein, the Company has issued to the DLJ Funds (i) warrants to purchase 14,079,762 Shares and 2005 Notes in connection with a "plan of reorganization" under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, of the Company in exchange for all of the Original Warrants and certain existing 12% Senior Subordinated Notes due 2005 (including accrued and unpaid interest) of the Company and (ii) warrants to purchase 9,765,000 Shares along with 2002 Notes in connection with a new investment by the DLJ Funds. The general partners, limited partners and stockholders, as applicable, of the DLJ Funds contributed $2,100,000 as a new investment to purchase the 2002 Notes and 9,765,000 related warrants to purchase Shares.

Item 4. Purpose of Transaction.

     The DLJ Funds acquired the warrants owned of record by them in the ordinary course of their respective investment activities and as contemplated by its organizational documents.

     Except as described in this Statement, as of the date hereof, the Reporting Parties have not formulated any specific plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (c) a sale or transfer of a material amount of assets of the Company; (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend policy of the Company;
(f) any other



                              Page 22 of 59 Pages
material change in the Company's business or corporate structure; (g) changes in the Company's charter or bylaws or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation (i) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Act"); or (j) any action similar to any of those enumerated above.

Item 5.  Interests in Securities of the Issuer

     (a) and (b) Investment Partners beneficially owns 19,268,839 Shares, which constitutes 21.9% of the Shares of the Company, 2,036,400 of which are subject to termination upon the payment in cash of all interest due on the 2005 Notes (the "Optional Cash Payment") on each of March 15, 2000 and September 15, 2000 (each an "Interest Payment Date"). 7,891,050 Shares beneficially owned by Investment Partners are subject to reallocation based upon the pro rata investment in the 2002 Notes by each of the purchasers thereof if other purchasers of the 2002 Notes make an additional investment in the 2002 Notes of up to $1,000,000 in aggregate principal amount within 60 days after October 1, 1999 (the "Additional Investment").

     Funding beneficially owns 2,746,484 Shares, which constitutes 3.1% of the Shares of the Company, 290,160 of which are subject to termination upon the occurrence of the Optional Cash Payment on each Interest Payment Date. 1,125,300 Shares beneficially owned by Funding are subject to reallocation upon the occurrence of the Additional Investment.

     ESC II beneficially owns 1,829,439 Shares, which constitutes 2.1% of the Shares of the Company, 193,440 of which are subject to termination upon the occurrence of the Optional Cash Payment on each Interest Payment Date. 748,650 Shares beneficially owned by ESC II are subject to reallocation upon the occurrence of the Additional Investment.

     Collectively the DLJ Funds beneficially own 23,844,762 Shares, which constitutes 27.1% of the Shares of the Company, 2,520,000 of which are subject to termination upon the occurrence of the Optional Cash Payment on each Interest Payment Date. 9,765,000 Shares beneficially owned by DLJ Funds are subject to reallocation upon the occurrence of the Additional Investment.

     Each of the DLJ Entities may be deemed to beneficially own the Shares held by the DLJ Funds (collectively, the "Investors' Shares"). As the sole stockholder of DLJCI, DLJ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that may be deemed to be owned beneficially by DLJCI. Because of AXA Financial's ownership of DLJ, AXA Financial may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that may be deemed to be beneficially owned indirectly by DLJ. Each of DLJ and AXA Financial disclaims beneficial ownership of the Investors' Shares.

     Because of AXA's ownership interest in AXA Financial, and the AXA Voting Trustees' power to vote the AXA Financial shares placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that AXA Financial may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that AXA may be deemed to beneficially own indirectly. AXA, Finaxa, the Mutuelles AXA, and the AXA Voting Trustees expressly disclaim beneficial ownership of any of the Investors' Shares.

     (c) None.

     (d) To the best knowledge of the Reporting Parties, no person other than those identified in this Schedule has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported on this Schedule.



                              Page 23 of 59 Pages

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understanding or Relationships with Respect to Securities of the Issuer

     None.

Item 7.  Material to be Filed as Exhibits

         Exhibit 1 - Joint Filing Agreement
         Exhibit 2 - Powers of Attorney




                              Page 24 of 59 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 12, 1999

                                    DLJ Investment Partners, L.P.

                                    By DLJ Investment Partners, Inc.,
                                       as General Partner



                                    By: /s/ Ivy Dodes
                                        ---------------------------------
                                        Name:  Ivy Dodes
                                        Title: Vice President



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 12, 1999

                                    DLJ Investment Associates, L.P.

                                    By DLJ Investment Partners, Inc.,
                                       as General Partner



                                    By: /s/ Ivy Dodes
                                        ---------------------------------
                                        Name:  Ivy Dodes
                                        Title: Vice President



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 12, 1999

                                    DLJ Investment Partners, Inc.



                                    By: /s/ Ivy Dodes
                                        ---------------------------------
                                        Name:  Ivy Dodes
                                        Title: Vice President






                              Page 25 of 59 Pages

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 12, 1999

                                DLJ ESC II L.P.

                                By DLJ LBO Plans Management Corporation,
                                     as General Partner



                                    By: /s/ Ivy Dodes
                                        ---------------------------------
                                        Name:  Ivy Dodes
                                        Title: Vice President



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 12, 1999

                                    DLJ LBO Plans Management Corporation


                                    By: /s/ Ivy Dodes
                                        ---------------------------------
                                        Name:  Ivy Dodes
                                        Title: Vice President



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 12, 1999

                                    DLJ Investment Funding, Inc.


                                    By: /s/ Ivy Dodes
                                        ---------------------------------
                                        Name:  Ivy Dodes
                                        Title: vice President



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 12, 1999

                                    Donaldson, Lufkin & Jenrette, Inc.



                                    By: /s/ Marjorie S. White
                                        ---------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary and Vice President




                              Page 26 of 59 Pages

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 12, 1999

                                    AXA Financial, Inc.



                                    By: /s/ Alvin H. Fenichel
                                        ---------------------------------
                                        Name:  Alvin H. Fenichel
                                        Title: Senior Vice President and
                                               Controller



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 12, 1999

                                    DLJ Capital Investors, Inc.



                                    By: /s/ Marjorie S. White
                                        ---------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary



     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 12, 1999

                                   AXA Assurances I.A.R.D. Mutuelle
                                   AXA Assurances Vie Mutuelle
                                   AXA Courtage Assurance Mutuelle
                                   AXA Conseil Vie Assurance Mutuelle
                                   Finaxa
                                   AXA
                                   Claude Bebear, as AXA Voting Trustee
                                   Patrice Garnier, as AXA Voting Trustee
                                   Henri de Clermont-Tonnerre, as AXA
                                     Voting Trustee


                                   Signed on behalf of each of the above


                                   By: /s/ Alvin H. Fenichel
                                       ---------------------------------
                                       Name:  Alvin H. Fenichel
                                       Title: Attorney-in-fact





                              Page 27 of 59 Pages

                                                                      Schedule A

                        Executive Officers and Directors
                                       of
                          DLJ Investment Funding, Inc.

     The names of the Directors and the names and titles of the Executive Officers of DLJ Investment Funding, Inc. ("IF INC") and their principal occupations are set forth below. The Director's or Executive Officer's business address is that of IF INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to IF INC and each individual is a United States citizen.


     Name, Business Address     Present Principal Occupation
     ----------------------     ----------------------------

*    Hamilton E. James          Chairman; Managing Director, Donaldson,
                                Lufkin & Jenrette, Inc.

*    Nicole S. Arnaboldi        Managing Director

*    Thompson Dean              Managing Director

     Carlos Garcia              Managing Director

*    Peter T. Grauer            Managing Director

*    David L. Jaffe             Managing Director

*    Lawrence M.v.D. Schloss    Managing Director and Chief Operating
                                Officer

*    Karl R. Wyss               Managing Director


------------
*    Director




                              Page 28 of 59 Pages

                                                                      Schedule B

                        Executive Officers and Directors
                                       of
                           DLJ Capital Investors, Inc.

         The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Investors, Inc. ("DLJCI") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJCI at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCI and each individual is a United States citizen.


     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    John S. Chalsty           Chairman; Chairman, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Hamilton E. James         Chief Executive Officer; Chairman,
                               Banking Group, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Joe L. Roby               Chief Operating Officer; President and
                               Chief Executive Officer, Donaldson, Lufkin
                               & Jenrette, Inc.

*    Anthony F. Daddino        Executive Vice President; Executive Vice
                               President and Chief Financial Officer,
                               Donaldson, Lufkin & Jenrette, Inc.

     Marjorie S. White         Secretary

     Charles J. Hendrickson    Treasurer

     Stuart S. Flamberg        Director of Taxes

     Mark A. Competiello       Vice President and Tax Manager
------------
*    Director


                              Page 29 of 59 Pages

                                                                      Schedule C

                        Executive Officers and Directors
                                       of
                       Donaldson, Lufkin & Jenrette, Inc.

         The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.


     Name, Business Address             Present Principal Occupation
     ----------------------             ----------------------------

*    John S. Chalsty                    Chairman

*    Joe L. Roby                        President and Chief Executive
                                        Officer

*    Henri de Castries (1)              Senior Executive Vice President
     AXA                                Financial Services and Life
     23, avenue Matignon                Insurance Activities, AXA
     75008 Paris, France

*    Denis Duverne (1)                  Senior Vice President -
     AXA                                International Life, AXA
     23, avenue Matignon
     75008 Paris, France

*    Louis Harris                       Chairman and Chief Executive
     LH Research                        Officer, LH Research (research)
     152 East 38th Street
     New York, New York 10016-2605

*    Henri G. Hottinguer (3)            Chairman and Chief Executive
     Banque Hottinguer                  Officer, Banque Hottinguer
     38, rue de Provence                (banking)
     75009 Paris, France

*    W. Edwin Jarmain (2)               President, Jarmain Group Inc.
     Jarmain Group Inc.                 (private investment holding
     Suite 2525, Box 36                 company)
     121 King Street, West
     Toronto, Ontario
     M5H 3T9 Canada

*    Francis Jungers                    Retired
     19880 NW Nestucca Drive
     Portland, Oregon 97229

*    Anthony F. Daddino                 Executive Vice President and
                                        Chief Financial Officer


                              Page 30 of 59 Pages

     Name, Business Address             Present Principal Occupation
     ----------------------             ----------------------------

*    Edward D. Miller                   President and Chief Executive
     1290 Avenue of the Americas        Officer, AXA Financial, Inc.
     New York, New York 10104

*    W. J. Sanders, III                 Chairman and Chief Executive
     Advanced Micro Devices, Inc.       Officer, Advanced Micro Devices
     901 Thompson Place
     Sunnyvale, CA 94086

*    Stanley B. Tulin                   Executive Vice President and
                                        Chief Financial Officer,
                                        AXA Financial, Inc.

*    John C. West                       Chairman, Siebels Bruce Group,
     Bothea, Jordan & Griffin           Inc.
     23B Shelter Cove
     Hilton Head Island, SC 29928

*    Hamilton E. James                  Chairman, DLJ's Banking Group

*    Richard S. Pechter                 Chairman, DLJ's Financial
                                        Services Group

*    David DeLucia                      Head, DLJ's Fixed Income Division
                                        Chief Financial Officer

*    Stuart M. Robbins                  Managing Director, DLJ's Global
                                        Institutional Equities Group

*    Jane Mack Gould                    Senior Vice President and
                                        Portfolio Manager, Alliance

*    Michael Hegarty                    Vice Chairman and Chief
                                        Operating, AXA Financial, Inc.



------------
*  Director
(1) Citizen of the Republic of France
(2) Citizen of Canada
(3) Citizen of Switzerland



                              Page 31 of 59 Pages

                                                                      Schedule D

                        Executive Officers and Directors
                                       of
                               AXA Financial, Inc.

     The names of the Directors and the names and titles of the Executive Officers of AXA Financial, Inc. ("AXA Financial") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of AXA Financial at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Financial and each individual is a United States citizen.


     Name, Business Address                Present Principal Occupation
     ----------------------                ----------------------------

*    Claude Bebear (1)                     Chairman of the Executive
     AXA                                   Board, AXA
     23, avenue Matignon
     75008 Paris, France

*    John S. Chalsty                       Chairman, Donaldson, Lufkin &
     Donaldson, Lufkin & Jenrette, Inc.    Jenrette, Inc.
     277 Park Avenue
     New York, NY  10172

*    Francoise Colloc'h (1)                Senior Executive Vice
     AXA                                   President, Group Human
     23, avenue Matignon                   Resources and Communications,
     75008 Paris, France                   AXA

*    Henri de Castries (1)                 Chairman of the Board; Senior
     AXA                                   Executive Vice President,
     23, avenue Matignon                   Financial Services and Life
     75008 Paris, France                   Insurance Activities, U.S. &
                                           U.K.), AXA

*    Joseph L. Dionne                      Chairman and Chief Executive
     The McGraw-Hill Companies             Officer, The McGraw-Hill
     1221 Avenue of the Americas           Companies (publishing)
     New York, NY  10020

*    Jean-Rene Fourtou (1)                 Chairman and Chief Executive
     Rhone-Poulenc S.A.                    Officer, Rhone-Poulenc S.A.
     25 Quai Paul Doumer                   (manufacturer of chemicals and
     92408 Courbevoie Cedex                agricultural products)
     France

*    Jacques Friedmann (1)                 Chairman of the Supervisory
     AXA                                   Board, AXA
     9, Place Vendome
     75001 Paris
     France




                              Page 32 of 59 Pages

     Name, Business Address                Present Principal Occupation
     ----------------------                ----------------------------

     Robert E. Garber                      Executive Vice President and
                                           General Counsel; Executive
                                           Vice President and General
                                           Counsel, The Equitable Life
                                           Assurance Society of the
                                           United States

*    Donald J. Greene, Esq.                Counselor-at-Law, Partner,
     LeBoeuf, Lamb, Greene &               LeBoeuf, Lamb, Greene &
     MacRae, L.L.P.                        MacRae, L.L.P. (law firm)
     125 West 55th Street
     New York, NY 10019

*    Anthony J. Hamilton (2)               Group Chairman and Chief
     Fox-Pitt, Kelton Group Limited        Executive Officer, Fox-Pitt,
     35 Wilson Street                      Kelton Group Limited (finance)
     London, England  EC2M 2SJ

*    John T. Hartley                       Retired Chairman and Chief
     Harris Corporation                    Executive Officer, currently
     1025 NASA Boulevard                   Director, Harris Corporation
     Melbourne, FL  32919                  (manufacturer of electronic,
                                           telephone and copying systems)

*    John H. F. Haskell, Jr.               Director and Managing
     Warburg Dillon Read LLC               Director,  Warburg Dillon Read
     299 Park Avenue                       LLC (formerly, SBC Warburg
     New York, NY  10171                   Dillon Read, Inc.) (investment
                                           banking firm)

     Michael Hegarty                       Vice Chairman of the Board and
                                           Chief Operating Officer;
                                           President and Chief Operating
                                           Officer, The Equitable Life
                                           Assurance Society of the
                                           United States

*    Nina Henderson                        President, BestFoods Grocery
     BestFoods Grocery                     (formerly, CPC
     700 Sylvan Avenue                     International, Inc.) (food
     Englewood, NJ  07632                  manufacturer)

*    W. Edwin Jarmain (3)                  President, Jarmain Group Inc.
     Jarmain Group Inc.                    (private investment holding
     Suite 2525                            company)
     121 King Street West
     Toronto, Ontario M5H 3T9
     Canada

*    Edward D. Miller                      President and Chief Executive
                                           Officer; Chairman and Chief
                                           Executive Officer, The
                                           Equitable Life Assurance
                                           Society of the United States




                              Page 33 of 59 Pages

     Name, Business Address                Present Principal Occupation
     ----------------------                ----------------------------

     Peter D. Noris                        Executive Vice President and
                                           Chief Investment Officer;
                                           Executive Vice President and
                                           Chief Investment Officer, The
                                           Equitable Life Assurance
                                           Society of the United States

*    Didier Pineau-Valencienne(1)          Vice Chairman, Credit Suisse
     64, rue de Miromesnil                 First Boston
     75008 Paris, France                   (investment banking firm)

*    George J. Sella, Jr.                  Retired Chairman and Chief
     American Cyanamid Company             Executive Officer, American
     P.O. Box 397                          Cyanamid Company (manufacturer
     Newton, NJ  07860                     of pharmaceutical products and
                                           agricultural products)

     Jose Suquet                           Executive Vice President;
                                           Executive Vice President and
                                           Chief Distribution Officer;
                                           The Equitable Life Assurance
                                           Society of the United States

*    Peter J. Tobin                        Dean, College of Business
     College of Business Administration    Administration (education)
     St. John's University
     8000 Utopia Parkway
     Bent Hall
     Jamaica, NY 11439

     Stanley B. Tulin                      Executive Vice President and
                                           Chief Financial Officer; Vice
                                           Chairman of the Board and
                                           Chief Financial Officer, The
                                           Equitable Life Assurance
                                           Society of the United States

*    Dave H. Williams                      Chairman and Chief Executive
     Alliance Capital Corp.                Officer, Alliance Capital
     Management Corporation                Management Corp. (investment
     1345 Avenue of the Americas           adviser)
     New York, NY  10105


------------
*     Director
(1)   Citizen of the Republic of France
(2)   Citizen of United Kingdom
(3)   Citizen of Canada




                              Page 34 of 59 Pages

                                                                      Schedule E

              Members of Executive Committee and Supervisory Board
                                       of
                                       AXA

     The names and titles (for the Executive Committee members) of the Members of the Executive Committee and Supervisory Board of AXA and their business addresses and principal occupations are set forth below. If no address is given, the Member's business is 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA and each individual is a citizen of the Republic of France.

                      Members of the Executive Committee


Name, Business Address            Present Principal Occupation
----------------------            ----------------------------

Claude Bebear                     Chairman of the Executive Board

Donald Brydon (1)                 Senior Executive Vice President, AXA
                                  Asset Management Europe

Henri de Castries                 Senior Executive Vice President,
                                  Financial Services and Insurance
                                  Activities (U.S. and U.K.)
John Chalsty (2)                  Senior Executive Vice President;
                                  Chairman and Chief Executive Officer,
                                  Donaldson, Lufkin & Jenrette, Inc.
                                  (investment banking)

Francoise Colloch                 Senior Executive Vice President, Group
                                  Human Resources and Communications

Jean-Pierre Gerard (3)            Senior Executive Vice President; Chief
                                  Executive Officer, Royale Beige
                                  (insurance)

Denis Kessler                     Senior Executive Vice President,
                                  Insurance Activities outside France,
                                  U.K. and U.S.

Claus Kleyboldt (4)               Senior Executive Vice President;
                                  Chairman of the Executive Board of
                                  AXA Colonia (insurance)

Gerard de La Martiniere           Senior Executive Vice President, Chief
                                  Financial Officer

Edward D. Miller (2)              Senior Executive Vice President;
                                  President and Chief Executive Officer,
                                  AXA Financial, Inc.

Jean-Louis Meunier                Senior Executive Vice President,
                                  Central Underwriting Officer

Michel Pinault                    Senior Executive Vice President, Group
                                  Administration




                              Page 35 of 59 Pages

Name, Business Address            Present Principal Occupation
----------------------            ----------------------------

Claude Tendil Senior Executive Vice President, French Insurance Activities, international risks, transborder insurance projects and information systems policy

Geoff Tomlinson (5)               Senior Executive Vice President;
                                  Managing Director, National Mutual
                                  Holdings (insurance)

Dave H. Williams (2)              Senior Executive Vice President;
                                  Chairman and Chief Executive Officer,
                                  Alliance Capital Management
                                  Corporation (investment adviser)

Mark Wood (1)                     Senior Executive Vice President;
                                  Managing Director, Sun Life &
                                  Provincial Holdings plc




                              Page 36 of 59 Pages

                        Members of the Supervisory Board


Name, Business Address                    Present Principal Occupation
----------------------                    ----------------------------

Jacques Friedmann                         Chairman of the Supervisory
9, Place Vendome                          Board
75008 Paris, France

Jean-Louis Beffa                          Chairman and Chief Executive
"Les Miroirs"                             Officer, Compagnie de St.
Cedex 27                                  Gobain (industry)
92096 Paris La Defense, France

Antoine Bernheim                          General Partner, Lazard Freres
121, Avenue Haussman                      et Cie (investment banking);
75008 Paris, France                       Chairman, Assicurazioni
                                          Generali S.p.A. (insurance)

Jacques Calvet                            Former Chairman of the
75, avenue de la Grande Armee             Executive Board, Peugeot S.A.
75116 Paris, France                       (auto manufacturer)

David Dautreseme                          General Partner, Lazard Freres
121, Boulevard Haussman                   et Cie (investment banking)
75008 Paris, France

Guy Dejouany                              Honorary Chairman, Compagnie
52, rue d'Anjou                           Generaledes Eaux (industry and
75008 Paris, France                       services)

Paul Desmarais (7)                        Chairman and Chief Executive
751, Square Victoria                      Officer, Power Corporation
Montreal Quebec                           (industry and services)
H3Y 3JY Canada

Jean-Rene Fourtou                         Chairman and Chief Executive
25, quai Paul Doumer                      Officer, Rhone-Poulenc S.A.
93408 Courbevoie Cedex                    (industry)
France

Michel Francois-Poncet                    Chairman of the Supervisory
5, Rue d'Antin                            Board, Compagnie Financiere de
75002 Paris, France                       Paribas (financial services
                                          and banking)

Patrice Garnier                           Director, Finaxa
Latreaumont
76360 Baretin, France

Anthony J. Hamilton (1)                   General Partner, Fox-Pitt,
35 Wilson Street                          Kelton Group Limited (finance)
London, England EC2M 2SJ

Henri Hottinguer (6)                      Vice Chairman, Financier
38, rue de Provence                       Hottinguer (banking)
75009 Paris, France




                              Page 37 of 59 Pages

Name, Business Address                    Present Principal Occupation
----------------------                    ----------------------------

Richard H. Jenrette (2)                   Senior Advisor,  Donaldson,
c/o Donaldson, Lukfin & Jenrette, Inc.    Lukfin & Jenrette, Inc.
277 Park Avenue                           (investment banking)
New York, New York 10172

Henri Lachmann                            Chairman and Chief Executive
56, rue Jean Giraudoux                    Officer, Stafor Facom (office
67200 Strasbourg, France                  furniture)

Gerard Mestallet                          Chairman of the Executive Board
1, rue d'Astorg                           (finance) Suez Lyonnaise des
75008 Paris, France                       Eaux

Friedel Neuber                            Chairman of the Executive
Girozentrade Herzogstrasse 15             Board, WestDeutsche Landesbank
D40127 Dusseldorf, Germany                (banking)

Alfred von Oppenheim (4)                  Chairman, Bank Oppenheim
Konsortium Oppenheim                      (banking)
Unter Sachsenrausen 4
50667 Koln, Germany

Michel Pebereau                           Chairman and Chief Executive
16, Boulevard des Italiens                Officer, Banque Nationale de
75009 Paris, France                       Paris (banking)

Didier Pineau-Valencienne                 Chairman and Chief Executive
64-70, avenue Jean Baptiste Clement       Officer, Schneider S.A.
92646 Boulogne Cedex, France              (electric equipment)

Bruno Roger                               General Partner, Lazard Freres
121, Boulevard Hausmann                   & Cie (investment banking)
75008 Paris, France

Simone Rozes                              First Honorary President, Cour
2, rue Villaret de Joyeuse                de Cassation (government)
75017 Paris, France



------------
(1) Citizen of the United Kingdom (2) Citizen of the United States of America
(3) Citizen of Belgium (4) Citizen of Germany (5) Citizen of Australia (6) Citizen of Switzerland (7) Citizen of Canada




                              Page 38 of 59 Pages

                                                                      Schedule F

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                                     FINAXA

         The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.


    Name, Business Address               Present Principal Occupation
    ----------------------               ----------------------------

*   Claude Bebear                        Chairman and Chief Executive
                                         Officer; Chairman of the
                                         Executive Board, AXA

*   Henri de Clermont-Tonnerre           Chairman of the Supervisory
    4, avenue Van Dyke                   Board, Qualis SCA
    75008 Paris, France                 (transportation)

*   Jean-Rene Fourtou                    Chairman and Chief Executive
    25, quai Paul Doumer                 Officer, Rhone-Poulenc S.A.)
    92408 Courbevoie Cedex               (industry)
    France

*   Patrice Garnier                      Retired
    Latreaumont
    76360 Baretin, France

*   Henri Hottinguer (1)                 Chairman and Chief Executive
    38, rue de Provence                  Officer, Banque Hottinguer
    75009 Paris, France                  (banking)

*   Paul Hottinguer (1)                  Assistant Chairman and Chief
    38, rue de Provence                  Executive Officer, Banque
    75009 Paris, France                  Hottinguer (banking)

*   Henri Lachmann                       Chairman and Chief Executive
    56, rue Jean Giraudoux               Officer, Strafor Facom
    67000 Strasbourg, France             (office furniture)

*   Andre Levy-Lang                      Chief Executive Officer, Paribas
    3, rue d'Antin                       (banking)
    75002 Paris, France

    Christien Manset                     Vice Chairman of the Supervisory
    3, rue d'Antin                       Board, Banque Paribas
    75002 Paris, France

*   Georges Rousseau                     Retired
    2, rue des Mouettes
    76130 Mont Saint Aignan, France




                              Page 39 of 59 Pages

    Name, Business Address               Present Principal Occupation
    ----------------------               ----------------------------

    Emilio Ybarra (2)                    Chairman, Banco Bilbao Vizcaya
    Paseo de la Castillone, 8            (banking)
    28046 Madrid, Spain


------------
*    Member, Conseil d'Administration
(1)  Citizen of Switzerland
(2)  Citizen of Spain




                              Page 40 of 59 Pages

                                                                      Schedule G

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                        AXA ASSURANCES I.A.R.D. MUTUELLE

     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.

    Name, Business Address                  Present Principal Occupation
    ----------------------                  ----------------------------

*   Claude Bebear                           Chairman; Chairman of the
    23, avenue Matignon                     Executive Board, AXA
    75008 Paris, France

    Jean-Luc Bertozzi                       Executive Officer

*   Jean-Pierre Chaffin                     Manager, Federation de la
    5, rue la Bruyere                       Metallurgie (industry)
    75009 Paris, France

*   Gerard Coutelle                         Retired

*   Henri de Castries                       Senior Executive Vice
    23, avenue Matignon                     President, Financial Services
    75008 Paris, France                     and Life Insurance Activities
                                            (U.S. & U.K.), AXA

*   Jean-Rene Fourtou                       Chairman and Chief Executive
    25, quai Paul Doumer                    Officer, Rhone-Poulenc S.A.
    92408 Courbevoie Cedex                  (industry)
    France

*   Patrice Garnier                         Retired
    Latreaumont
    76360 Baretin, France

*   Henri Lachmann                          Chairman and Chief Executive
    56, rue Jean Giraudoux                  Officer, Strafor Facom
    67000 Strasbourg, France                (office furniture)

*   Francois Richer                         Retired

    Georges Rousseau                        Retired
*   2, rue des Mouettes
    76130 Mont Saint Aignan, France

*   Claude Tendil                           Chief Executive Officer;
                                            Senior Executive Vice
                                            President, French Insurance
                                            Activities, AXA




                              Page 41 of 59 Pages

    Name, Business Address                  Present Principal Occupation
    ----------------------                  ----------------------------

*   Nicolas Thiery                          Chairman and Chief Executive
    6 Cite de la Chapelle                   Officer, Etablissements
    75018 Paris, France                     Jaillard (management
                                            consulting)

*   Francis Vaudour                         Chief Executive Officer,
    14, boulevard Industriel                Segafredo Zanetti France S.A.
    76301 Sotteville les Rouen, France      (coffee importing and
                                            processing)


------------
*   Member, Conseil d'Administration




                              Page 42 of 59 Pages

                                                                      Schedule H

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                           AXA ASSURANCES VIE MUTUELLE

     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.


    Name, Business Address                  Present Principal Occupation
    ----------------------                  ----------------------------

*   Claude Bebear                           Chairman; Chairman of the
    23, avenue Matignon                     Executive Board, AXA
    75008 Paris, France

    Jean-Luc Bertozzi                       Executive Vice President

*   Jean-Pierre Chaffin                     Manager, Federation de la
    11, rue de Rome                         Metallurgie (industry)
    75008 Paris, France

*   Henri de Castries                       Senior Executive Vice
    23, avenue Matignon                     President, Financial Services
    75008 Paris, France                     and Life Insurance Activities
                                            (U.S. & U.K.), AXA

*   Henri de Clermont-Tonnerre              Chairman of the Supervisory
    4, avenue Van Dyke                      Board, Qualis SCA
    75008 Paris, France                     (transportation)

*   Gerard Coutelle                         Retired

*   Jean-Rene Fourtou                       Chairman and Chief Executive
    25, quai Paul Doumer                    Officer, Rhone-Poulenc S.A.
    92408 Courbevoie Cedex                  (industry)
    France

*   Henri Lachmann                          Vice Chairman; Chairman and
    56, rue Jean Giraudoux                  Chief Executive Officer,
    67000 Strasbourg, France                Strafor Facom (office
                                            furniture)

*   Francois Richer                         Retired

*   Georges Rousseau                        Retired
    2, rue des Mouettes
    76130 Mont Saint Aignan, France

*   Claude Tendil                           Chief Executive Officer;
    Tour Assur 38                           Senior Executive Vice
    92083 Paris La Defense, France          President, French Insurance
                                            Activities, AXA




                              Page 43 of 59 Pages

    Name, Business Address                  Present Principal Occupation
    ----------------------                  ----------------------------

*   Nicolas Thiery                          Chairman and Chief Executive
    6 Cite de la Chapelle                   Officer, Etablissements
    75018 Paris, France                     Jaillard (management
                                            consulting)

*   Francis Vaudour                         Chief Executive Officer,
    14, boulevard Industriel                Segafredo Zanetti France S.A.
    76301 Sotteville les Rouen, France      (coffee importing and
                                            processing)

------------
*   Member, Conseil d'Administration




                              Page 44 of 59 Pages

                                                                      Schedule I

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                         AXA COURTAGE ASSURANCE MUTUELLE

     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.


    Name, Business Address                  Present Principal Occupation
    ----------------------                  ----------------------------

*   Claude Bebear                                     Chairman; Chairman
    23, avenue Matignon                               of the Executive
    75008 Paris, France                               Board, AXA

*   Francis Cordier                                   Chairman and Chief
    rue Nicephore Niepce BP 232 76304 Sotteville      Executive Officer,
    Les Rouen, France                                 Group Demay Lesieur
                                                      (food industry)

*   Gerard Coutelle                                   Retired

*   Henri de Castries                                 Senior Executive
    23, avenue Matignon                               Vice President,
    75008 Paris, France                               Financial Services
                                                      and Life Insurance
                                                      Activities (U.S. &
                                                      U.K.), AXA

*   Jean-Rene Fourtou                                 Chairman and Chief
    25, quai Paul Doumer                              Executive Officer,
    92408 Courbevoie Cedex                            Rhone Poulenc S.A.
    France                                            (industry)

*   Patrice Garnier                                   Retired
    Latreaumont
    76360 Baretin, France

*   Henri Lachmann                                    Vice Chairman;
    56, rue Jean Giraudoux                            Chairman and Chief
    67000 Strasbourg, France                          Executive Officer,
                                                      Strafor Facom
                                                      (office furniture)

*   Francis Magnan                                    Chairman and Chief
    50, boulevard des Dames                           Executive Officer,
    13002 Marseille, France                           Compagnie Daher
                                                      (air and sea
                                                      transportation)

*   Jean de Ribes                                     Chairman and Chief
    38, rue Fortuny                                   Executive Officer,
    75008 Paris, France                               Banque Rivaud
                                                      (banking)




                              Page 45 of 59 Pages

    Name, Business Address                  Present Principal Occupation
    ----------------------                  ----------------------------

*   Georges Rousseau                                  Retired
    2, rue des Mouettes
    76130 Mont Saint Aignan, France

*   Jean-Paul Saillard                                Manager, AXA
    23, avenue Matignon
    75008 Paris, France

*   Claude Tendil                                     Chief Executive
    Tour Assur 38                                     Officer; Senior
    92083 Paris La Defense, France                    Executive Vice
                                                      President, French
                                                      Insurance
                                                      Activities, AXA

------------
*   Member, Conseil d'Administration




                              Page 46 of 59 Pages

                                                                      Schedule J

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                       AXA CONSEIL VIE ASSURANCE MUTUELLE

     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Alpha Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances Vie Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.


    Name, Business Address                Present Principal Occupation
    ----------------------                ----------------------------

*   Claude Bebear                         Chairman; Chairman of the
    23, avenue Matignon                   Executive Board, AXA
    75008 Paris, France

*   Henri Brischoux                       Corporate Secretary; AXA
    Tour Assua 38                         Assurance France
    92083 Paris La Defense, France

*   Bernard Cornille                      Audit Manager, AXA Assurances
    21, rue de Chateaudun
    75009 Paris, France

*   Henri de Castries                     Senior Executive Vice
    23, avenue Matignon                   President, Financial
    75008 Paris, France                   Services and Life Insurance
                                          Activities (U.S. & U.K.), AXA

*   Henri de Clermont-Tonnerre            Chairman of the Supervisory
    4, avenue Van Dyke                    Board, Qualis SCA
    75008 Paris, France                   (transportation)

*   Claude Fath                           Chairman of the Executive
    Tour Assur 28F                        Board, UAP Vie
    92083 Paris Las Defense, France

*   Jean-Rene Fourtou                     Chairman and Chief Executive
    25, quai Paul Doumer                  Officer, Rhone
    92408 Courbevoie Cedex                Poulenc S.A. (industry)
    France

*   Patrice Garnier                       Retired
    Latreaumont
    76360 Baretin, France

*   Henri Lachmann                        Vice Chairman; Chairman and
    56, rue Jean Giraudoux                Chief Executive Officer,
    67000 Strasbourg, France              Strafor Facom (office
                                          furniture)




                              Page 47 of 59 Pages

    Name, Business Address                Present Principal Occupation
    ----------------------                ----------------------------

*   Georges Rousseau                      Retired
    2, rue des Mouettes
    76130 Mont Saint Aignan, France

*   Claude Tendil                         Chief Executive Officer; Senior
    Tour Assur 38                         Executive Vice President,
    92083 Paris La Defense, France        French Insurance Activities,
                                          AXA

*   Francis Vaudour                       Chief Executive Officer,
    14, boulevard Industriel              Segafredo Zanetti France S.A.
    76301 Sotteville les Rouen,           (coffee importing and
    France                                processing)

------------
*   Member, Conseil d'Administration




                              Page 48 of 59 Pages

                                                                       EXHIBIT 1

                            Joint Filing Agreement

      In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.01, of Geokinetics Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

DLJ Investment Partners, L.P.
By:   DLJ Investment Partners, Inc.
its:  General Partner


By: /s/ Ivy Dodes
    ----------------------------------
Name:  Ivy Dodes
Title: Vice President


DLJ Investment Associates, L.P.
By:   DLJ Investment Partners, Inc.
its:  General Partner


By: /s/ Ivy Dodes
    ----------------------------------
Name:  Ivy Dodes
Title: Vice President


DLJ Investment Partners, Inc.


By: /s/ Ivy Dodes
    ----------------------------------
Name:  Ivy Dodes
Title: Vice President


By: /s/ Ivy Dodes
    ----------------------------------
Name:  Ivy Dodes
Title: Vice President


DLJ ESC II L.P.
By:   DLJ LBO Plans Management Corporation
its:  General Partner


By: /s/ Ivy Dodes
    ----------------------------------
Name:  Ivy Dodes
Title: Vice President




                              Page 49 of 59 Pages

DLJ LBO Plans Management Corporation


By: /s/ Ivy Dodes
    ----------------------------------
Name:  Ivy Dodes
Title: Vice President


DLJ Capital Investors, Inc.


By: /s/ Marjorie S. White
    ----------------------------------
Name:  Marjorie S. White
Title: Secretary


Donaldson, Lufkin & Jenrette, Inc.


By: /s/ Marjorie S. White
    ----------------------------------
Name:  Marjorie S. White
Title: Secretary and Vice President


AXA Financial, Inc.


By: /s/ Alvin H. Fenichel
    ----------------------------------
Name:  Alvin H. Fenichel
Title: Senior Vice President and
       Controller


AXA Assurances I.A.R.D. Mutuelle
AXA Assurances Vie Mutuelle
AXA Courtage Assurance Mutuelle
AXA Conseil Vie Assurance Mutuelle
Finaxa
AXA
Claude Bebear, as AXA Voting Trustee
Patrice Garnier, as AXA Voting Trustee
Henri de Clermont-Tonnerre, as AXA Voting Trustee

Signed on behalf of each of the above


By: /s/ Alvin H. Fenichel
    ----------------------------------
Name:  Alvin H. Fenichel
Title: Attorney-in-fact


                              Page 50 of 59 Pages

                                                                       EXHIBIT 2

                                Power of Attorney

     AXA, a societe anonyme organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of AXA Financial, Inc., a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

     The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

     IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                      AXA


                                      By: /s/ Claude Bebear
                                          -------------------------------
                                          Name:  Claude Bebear
                                          Title: Chairman and Chief
                                                   Executive Officer




                              Page 51 of 59 Pages

                                Power of Attorney

     Finaxa, a societe anonyme organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to
(i) the Common Stock, par value $.01 per share, of AXA Financial, Inc., a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

     The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

     IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                      FINAXA


                                      By: /s/ Claude Bebear
                                          -------------------------------
                                          Name:  Claude Bebear
                                          Title: Chairman and Chief
                                                   Executive Officer




                              Page 52 of 59 Pages

                                Power of Attorney

     AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of the Equitable Companies Incorporated, a Delaware corporation, or
(ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

     The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

     IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                      AXA ASSURANCES I.A.R.D. MUTUELLE


                                      By: /s/ Claude Bebear
                                          -------------------------------
                                          Name:  Claude Bebear
                                          Title: Chairman and Chief
                                                   Executive Officer




                              Page 53 of 59 Pages

                                Power of Attorney

     AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen
J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of the Equitable Companies Incorporated, a Delaware corporation, or
(ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

     The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

     IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                      AXA ASSURANCES VIE MUTUELLE


                                      By: /s/ Claude Tendil
                                          -------------------------------
                                          Name:  Claude Tendil
                                          Title: Chief Executive Officer




                              Page 54 of 59 Pages

                                Power of Attorney

     AXA Courtage Assurance Mutuelle, a mutual insurance company organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen
J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of the Equitable Companies Incorporated, a Delaware corporation, or
(ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

     The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

     IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                      AXA COURTAGE ASSURANCE MUTUELLE


                                      By: /s/ Claude Tendil
                                          -------------------------------
                                          Name:  Claude Tendil
                                          Title: Chief Executive Officer




                              Page 55 of 59 Pages

                                Power of Attorney

     AXA Conseil Vie Assurance Mutuelle, a mutual insurance company organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of AXA Financial, Inc., a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

     The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

     IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                      AXA CONSEIL VIE ASSURANCE MUTUELLE


                                      By: /s/ Claude Tendil
                                          -------------------------------
                                          Name:  Claude Tendil
                                          Title: Chief Executive Officer




                              Page 56 of 59 Pages

                                Power of Attorney

     Patrice Garnier, as a Voting Trustee (the "Trustee"), pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA, a societe anonyme organized under the laws of Republic of France, and the Voting Trustees identified therein, hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Trustee and in the name, place and stead of the Trustee, in any and all capacities, to execute for and on behalf of the Trustee, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Trustee, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Trustee (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Trustee any Filing with respect to (i) the Common Stock, par value $.01 per share, of AXA Financial, Inc., a Delaware corporation or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Trustee hereby grants to such attorneys-in-fact and agents of the Trustee full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Trustee might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Trustee or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Trustee, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13 (d) of the Securities Exchange Act of 1934.

     The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Trustee.

     IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.

                                      By: /s/ Patrice Garnier
                                          -------------------------------
                                          Name:     Patrice Garnier
                                          Title:    Voting Trustee




                              Page 57 of 59 Pages

                                Power of Attorney

     Claude Bebear, as a Voting Trustee (the "Trustee"), pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA, a societe anonyme organized under the laws of the Republic of France, and the Voting Trustees identified therein, hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Trustee and in the name, place and stead of the Trustee, in any and all capacities, to execute for and on behalf of the Trustee, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Trustee, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Trustee (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Trustee any Filing with respect to (i) the Common Stock, par value $.01 per share, of AXA Financial, Inc., a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Trustee hereby grants to such attorneys-in-fact and agents of the Trustee full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Trustee might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Trustee or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Trustee, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

     The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Trustee.

     IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                      By: /s/ Claude Bebear
                                          -------------------------------
                                          Name:  Claude Bebear
                                          Title: Voting Trustee




                              Page 58 of 59 Pages

                                Power of Attorney

     Henri de Clermont-Tonnerre, as Voting Trustee (the "Trustee"), pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA, a societe anonyme organized under the laws of the Republic of France and the Voting Trustees identified herein, hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Trustee and in the name, place and stead of the Trustee, in any and all capacities, to execute for and on behalf of the Trustee, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Trustee, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Trustee (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Trustee any Filing with respect to (i) the Common Stock, par value $.01 per share, of AXA Financial, Inc., a Delaware corporation, or
(ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Trustee hereby grants to such attorneys-in-fact and agents of the Trustee full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Trustee might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Trustee or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Trustee, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

     The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Trustee.

     IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                      By: /s/ Henri de Clermont-Tonnerre
                                          -------------------------------
                                        Name:  Henri de Clermont-Tonnerre
                                        Title: Voting Trustee




                              Page 59 of 59 Pages